   As filed with the Securities and Exchange Commission on February 28, 2000
                                                      Registration No. 333-30336

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                              PROSOFTTRAINING.COM
            (Exact Name of Registrant as Specified in Its Charter)

                        3001 Bee Caves Road, Suite 100
                              Austin, Texas 78746
                                (512) 328-6140
              (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Executive Offices)

            Nevada                                 8243                                   87-0448639
(State or Other Jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer Identification No.)
Incorporation or Organization)          Classification Code Number)

                               JERRELL M. BAIRD
                            Chief Executive Officer
                              ProsoftTraining.com
                        3001 Bee Caves Road, Suite 100
                              Austin, Texas 78746
                                (512) 328-6140
              (Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                             --------------------

                                   Copy to:
                               William L. Twomey
                             Hewitt & McGuire, LLP
                     19900 MacArthur Boulevard, Suite 1050
                           Irvine, California 92612

                             --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                             --------------------

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-11247, Registration Statement No. 333-28993 and Registration Statement No. 333-35249.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               5,164,672 Shares

                             PROSOFTTRAINING.COM
                                 Common Stock


     Shares of common stock of ProsoftTraining.com are being offered for resale by certain of our stockholders by this Prospectus. The Shares being offered include 3,639,358 presently outstanding shares and 1,525,314 shares which are issuable upon exercise of outstanding common stock purchase warrants. The Shares will be sold from time to time by the Selling Stockholders named in this Prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the Shares, other than the exercise price of any common stock purchase warrants which are exercised.

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "POSO." The closing bid price of the Common Stock was $17.9375 on February 24, 2000.

                        ------------------------------

     Investing in the Common Stock Involves a High Degree of Risk. You Should Purchase Shares Only if You Can Afford a Complete Loss. See "Risk Factors" beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      Prospectus dated February 28, 2000

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 5,164,672 shares (the "Shares") of our common stock ("Common Stock") which the selling stockholders named in this Prospectus (the "Selling Stockholders") may sell from time to time. We will not receive any of the proceeds from such sales.

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence and exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
Risk Factors..............................................................      3
Where You Can Find More Information.......................................      6
Forward-Looking Statements................................................      7
About ProsoftTraining.com.................................................      7
The Offering..............................................................      8
Use of Proceeds...........................................................      8
Selling Stockholders......................................................      9
Plan of Distribution......................................................     11
Experts...................................................................     12

                                 RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE OF CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT DO NOT RELATE TO HISTORICAL RESULTS OR FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

Possibility of Continuing Losses

     We have a limited operating history, particularly with our new distribution strategy, which makes it difficult to predict our future operating results. We have incurred net losses of approximately $52 million from our inception in December 5, 1995, through October 31, 1999. For the three months ended October 31, 1999, we reported net income of $60,466. Our ability to continue to generate revenue growth in the future is subject to uncertainty. In order to maintain profitability, we must continue to increase our revenues. We cannot assure you that we will be able to increase revenues or achieve profitability.

Uncertainty of Future Capital Requirements

     Since our inception, we have been dependent on outside financing to fund our operations and growth. We have raised approximately $47 million from private placements and incurred losses of approximately $52 million since our inception through October 31, 1999. We experienced revenue growth in the last two quarters of the fiscal year ended July 31, 1999 and the first quarter of fiscal year ended July 31, 2000 as a result of the implementation of the new business strategy. This shift in our business strategy has resulted in a reduction in overhead expenses and, if revenues continue to grow as demonstrated in the last three-quarters, we hope to achieve profitability for the balance of fiscal 2000. We currently expect that cash on hand and funds from operations, together with our line of credit with the Silicon Valley Bank for a maximum of $3.5 million and the $3 million investment in the Company in November 1999, will be sufficient to cover our minimum foreseeable working capital, capital expenditure and debt service requirements for the next 12 months. However, if we do not maintain profitability and generate positive cash flow as anticipated, our ability to continue as a going concern will be jeopardized unless additional outside financing can be obtained.

Uncertainty of Future Funding

     If we do not maintain profitability and generate positive cash flow as anticipated, we may need additional outside financing. Even if we do maintain profitability and positive cash flow, we may need outside financing to fund further growth of our business. We do not know at this time when we may need additional funds, and we cannot be certain that if we do need additional funds in the future that we will be able to obtain them on terms satisfactory to us, if at all. If we are unable to raise additional funds when necessary, we may have to reduce planned capital expenditures, scale back our operations or growth or enter into financing arrangements on terms which we would not otherwise accept.

Intense Competition in Training Market

     We face substantial competition in the training market. Competition in the Internet/intranet training market is intense, rapidly changing and affected by the rapidly evolving nature of the Internet/intranet industry. A number of other companies offer products and services similar to ours, and additional new competitors may emerge in the near future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than we do. As a result, there is a risk that we will not be able to successfully compete with existing and future competitors which would adversely affect our financial performance.

Need to Respond to Rapid Technological Changes

     In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and achieve profitability, we must continually enhance our existing products and services and promptly introduce new products, services and technologies to meet the changing demands of our customers. Our failure to respond to technological changes quickly will adversely affect our financial performance.

Effect of Market Overhang on Stock Price

     Future sales of our Common Stock could depress the market price of our Common Stock. In addition, the perception that such sales will occur could also adversely affect the price. Under this Prospectus, the selling stockholders under those registration statements may sell approximately 5,200,000 shares (or approximately 27%) of the shares of Common Stock currently outstanding (on a fully-diluted basis). These shares were privately issued and are otherwise subject to restrictions on resale under securities laws. Any such sales, or even the market perception that such sales could be made, may depress the price of the Common Stock. The majority of the shares registered are already saleable under Rule 144.

Volatility of Stock Price

     Our Common Stock has experienced substantial price volatility and such volatility may continue to occur in the future. Additionally, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely effect the market price of our Common Stock. In addition to such broad market fluctuations, factors such as the following may have a significant effect on the market price of our Common Stock:

     .    Fluctuations in our operating results.

     . The perception by others of our ability to obtain any necessary new financing.

     .    Limited trading market for our Common Stock.

     . Announcements of new ventures or products and services by us or our competitors.

No Foreseeable Dividends

     We have never paid cash dividends and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Year 2000 Issue Risks

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the recent change in century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. We rely on our systems, applications and devices, including financial systems, registration systems, embedded computer chips, networks and telecommunications equipment.

     In fiscal 1999, we completed our Year 2000 assessment and determined our financial system needed to be updated at an expected cost of less than $3,000. The update was completed in fiscal 1999. We have received assurances from our other software vendors that their systems are Year 2000 compliant. In addition, we have conducted an inventory, review and assessment of our personal computers, networks and servers and desktop software applications to determine whether they support Year 2000 date codes and we believe that all are Year 2000 compliant. In the event of an unexpected failure in one of our systems, our employees would be able to continue operations on a manual basis until such systems have been restored to full operating capacity. The total cost of our Year 2000 compliance was not significant.

     We have contacted our key vendors and service suppliers to determine the extent to which we are vulnerable to their failure to address the Year 2000 problem. We have received verbal assurances from these key suppliers that their systems are Year 2000 compliant. Although we do not believe our operations will be significantly disrupted even if third parties with whom we have relationships are not Year 2000 compliant, we cannot guarantee that any Year 2000 compliance problems of our suppliers will not negatively affect our financial performance. If our key suppliers are unable to provide us sufficient quantities of materials or goods as a result of their failure to be Year 2000 compliant, we believe that we can obtain adequate supplies of materials and goods at comparable prices from other sources. Because uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance, we intend to continue to make efforts to ensure that third parties with whom we have relationships are Year 2000 compliant.

     The Year 2000 problem could also have an effect on our customers. If customers delay or forego purchasing our products based upon Year 2000 related issues, it could affect our operating results. Based upon our evaluation of our current information, we do not believe such an occurrence is likely. However, we cannot control the Year 2000 readiness of third parties and such a risk is possible.

Impact of Certain Anti-Takeover Provisions On Market Value of Stock

     Our Bylaws contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to:

     .    A staggered Board of Directors.

     . The elimination of the right of stockholders to act by written consent without a meeting, except unanimously.

     . The establishment of advance notice requirements for director nominations and actions to be taken at annual meetings.

     Such provisions, as well as the anti-takeover provisions of Sections 78.411 through 78.444 of the Nevada Revised Statutes, could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to take control of us. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Common Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

          New York Regional Office           Chicago Regional Office
          7 World Trade Center               Citicorp Center
          Suite 1300                         500 West Madison Street
          New York, NY  10048                Suite 1400
                                             Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 000-21535) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 1999 Annual Meeting of Stockholders);

     .    Quarterly Report on Form 10-Q for the quarter ended October 31, 1999;

     . The description of our Common Stock contained in the Registration Statement on Form 8-A dated October 11, 1996.

     This Prospectus is part of four Registration Statements we filed with the SEC (Nos. 333-11247, 333-28993, 333-35249 and 333-30336). You may request a free copy of any of the above filings by writing or calling:

                              Investor Relations
                              ProsoftTraining.com
                         3001 Bee Caves Rd., Suite 100
                               Austin, TX 78746
                        Phone (512) 328-6140, Ext. 300

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                          FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference in this Prospectus, contain forward-looking statements which reflected our views at the time the documents were filed regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or the results we expected at the time of filing. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements, which speak only as of the dates on which they were made. We undertake no obligation to publically update or revise any forward-looking statements, whether it is as a result of new information, future events or otherwise. You should not unduly rely on these forward-looking statements.

                           ABOUT PROSOFTTRAINING.COM

     We provide comprehensive Internet skills training courses, Internet skills certification programs and instructors to teach the training courses and certification. We offer more than 50 instructor-led Internet skills courses ranging from 1-day end-user workshops to 10-day certification programs. Our Certified Internet Webmaster Program creates the professional skills required to develop and implement e-business solutions in the Internet age. Our certification testing program is administered worldwide by testing leaders Sylvan Prometric and VUE. We also sell our courseware to Authorized Training Center Resellers.

     We originally incorporated in Nevada in March 1985 as Tel-Fed, Inc. Our business was initially operated as a sole proprietorship (the "Proprietorship") beginning in February 1995. In December 1995, ProSoft Development Corp., a California corporation ("Old ProSoft") was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, we entered into a reorganization (the "Reorganization") with Old ProSoft and the Old ProSoft shareholders. In the Reorganization, we issued shares of our Common Stock to the Old ProSoft shareholders in exchange for their shares of Old ProSoft and changed our name to ProSoft Development, Inc. As a result, Old ProSoft became our wholly-owned subsidiary. From our incorporation until the Reorganization, we had no significant operations. We changed our name to Prosoft I-Net Solutions, Inc. in October 1996 and to ProsoftTraining.com in January 1999.

     Our executive offices are located at 3001 Bee Caves Road, Suite 100, Austin, Texas 78746, and our telephone number is (512) 328-6140.

                                 THE OFFERING

Common Stock Offered by the Selling Stockholders.......................    5,164,672 shares(1)
Common Stock to be outstanding after this Offering.....................    19,475,353 shares(1)(2)
Use of Proceeds........................................................    Other than the exercise price of the common stock
                                                                           purchase warrants ("Warrants") which are exercisable, we
                                                                           will receive none of the proceeds from the sale of shares
                                                                           by the Selling Stockholders. We would receive gross
                                                                           proceeds of approximately $2,100,000 if all of the
                                                                           Warrants are exercised. Any proceeds we receive will be
                                                                           utilized for working capital and general corporate
                                                                           purposes.
NASDAQ SmallCap Symbol.................................................    POSO

--------------------

(1)  Includes 1,525,314 shares issuable upon exercise of the Warrants.
(2) Does not include 2,025,991 shares reserved for issuance upon the exercise of outstanding stock options.

                                USE OF PROCEEDS

     Other than the exercise price of such of the Warrants as may be exercised, we will not receive any proceeds from the sale of Shares by the Selling Stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that they will choose to exercise all or any of their Warrants. The gross proceeds to us in the event that all of the Warrants are exercised would be approximately $2,100,000. Proceeds we receive, if any, will be utilized for working capital and general corporate purposes.

                             SELLING STOCKHOLDERS

     All of the Shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. Substantially all of the Selling Stockholders purchased their Shares in private placement investments in us or Old Prosoft which we believe were exempt from the registration requirements of federal securities law under the Regulation D private placement exemption. The following table sets forth certain information as of January 31, 2000, with respect to the Selling Stockholders:

                                                                    Shares              Shares              Shares
                                                              Beneficially Owned       Covered        Beneficially Owned
                                                                   Prior to               By               after the
Name of Selling Stockholder                                        Offering           Prospectus          Offering(1)
---------------------------                                        --------           ----------          -----------
AGAPE International Center of Truth                                   4,000               4,000                   0
Alaimo, Janet                                                         2,000               2,000                   0
Anderson, Erik T.                                                     6,188               6,188                   0
Baco, Raymundo C.                                                    21,340               8,840              12,500(2)
Baird, Jerrell M. (3)                                               314,454             114,454             200,000(4)
Brown, David H.                                                      70,000              70,000                   0
Bussell, Mark                                                        55,000              55,000                   0
Cahill, John                                                        150,000              50,000             100,000(2)
Calamitous L.C.                                                      15,000              15,000                   0
Charles Schwab and Company FBO Matthew Linsey                        56,888              56,888                   0
Clark Fork Medical Assn. Trust                                       22,891              22,981                   0
Corbin, Brooks A. (5)                                                 2,333               2,333                   0
Cranshire Capital, L.P.                                             284,801             284,801                   0
D'Ambrosio, Louis J.                                                 57,228              57,228                   0
Data Sales                                                           80,959              80,959                   0
Davis, Anne T.                                                        5,378               5,378                   0
Davis, Gart D.                                                      179,388             161,888              17,500(2)
DLJSC FBO Franklin Coffey                                            40,000              40,000                   0
Dorton, David                                                        15,000              15,000                   0
Dowling, Benjamin                                                       300                 300                   0
Eagle Growth Limited Partnership                                    228,906             228,906                   0
Ebbets Field International, Ltd.                                    285,235             285,235                   0
F&S Partnership                                                      25,000              25,000                   0
Fidelity Management Trust Co. FBO Donald Halcomb IRA                 50,000              50,000                   0
Fidelity Management Trust Co. FBO John Ryan IRA                      25,000              25,000                   0
Fidelity Management Trust Co. FBO David I. Perl IRA (6)             120,331              10,000             110,331(2)
Fleming, David                                                        5,000               5,000                   0
Fliege, James Ritchie                                                23,614              23,614                   0
Franklin, William I.                                                110,228             110,228                   0
Fuller, Joyce                                                         7,500               7,500                   0
Fuller, Lawrence W.                                                   5,000               5,000                   0
Fuller, J. William (7)                                               33,991              33,291                 700(2)
Geren, Preston M. III, Trustee                                      107,228             107,228                   0
Gladstein, Gary                                                      57,228              57,228                   0

                                                                            Shares              Shares              Shares
                                                                      Beneficially Owned       Covered        Beneficially Owned
                                                                           Prior to               By               after the
Name of Selling Stockholder                                                Offering           Prospectus          Offering(1)
---------------------------                                                --------           ----------          -----------
Gramm, Colton                                                                28,614              28,614                   0
International Webmaster Association                                          20,000              20,000                   0
Investor Contacts Ltd.                                                      222,150             222,150                   0
Judkins, Bary                                                                 5,000               5,000                   0
Ketcher, Frederick                                                           26,509              26,509                   0
Kesselring, William                                                          64,300              64,300                   0
Khaled, Michael E.                                                           25,000              25,000                   0
King, Bradley J.                                                              6,188               6,188                   0
Kopor, Betsy                                                                    500                 500                   0
Korn, Jeffrey G. (8)                                                         86,500              11,500              75,000(2)
Luntz, Jerry                                                                  2,770               1,700               1,070(2)
MacNamara, John                                                             150,000              50,000             100,000(2)
Montesi, Terry                                                               48,342              48,342                   0
Morgan Guaranty Trust Company of New York, as
     Investment Manager for the Alfred F. Sloan Foundation
     (Multi-Market Account) (9)                                             103,025             103,025                   0
Morgan Guaranty Trust Company of New York, as Trustee
     of the Multi-Market Special Investment Trust Fund of Morgan
     Guaranty Trust Company of New York (9)                                 103,025             103,025                   0
Morgan Guaranty Trust Company of New York, as Trustee
     of the Commingled Pension Trust Fund (Multi-Market Special
     Investment Fund II) of Morgan Guaranty Trust Company of New
     York (9)                                                               228,811             228,811                   0
Olafson, Gregory                                                             45,000              45,000                   0
Pabrai, Tina Malkai                                                         279,896             207,312              72,584(2)
Pabrai, Uday Om (10)                                                          2,862               2,862                   0
Peninsula Fund L.P.                                                         171,681             171,681                   0
Peterson, Melvin D.                                                           5,000               5,000                   0
Quota Rabbico N.V.-Shapiro                                                  171,626             171,626                   0
Redmond, Richard & Diana                                                     20,000              20,000                   0
Richardson, William E. (11)                                                  25,000              25,000                   0
Ropar LLC                                                                    30,000              30,000                   0
Rosen, Harvey                                                               160,000             160,000                   0
Rousseau, Darren A.                                                           2,620               2,620                   0
Ruenitz & Associates                                                         28,614              28,614                   0
Schmidt Family Trust                                                         20,000              20,000                   0
Service Master Venture Fund, LLC                                            572,268             572,268                   0
Shannon Free Airport Development Company Ltd.                               120,864             120,864                   0
Shannon Ventures Ltd.                                                        12,500              12,500                   0
Shapiro, Steven                                                              22,885              22,885                   0
Siegel, Richard                                                              28,933              28,933                   0
Siegfried & Jenson 401K Plan FBO Michael R. Richman                           5,000               5,000                   0

                                                                    Shares              Shares              Shares
                                                              Beneficially Owned       Covered        Beneficially Owned
                                                                   Prior to               By               after the
Name of Selling Stockholder                                        Offering           Prospectus          Offering(1)
---------------------------                                        --------           ----------          -----------
Siegfried & Jenson 401K Plan FBO Ned Siegfried                       10,000              10,000                    0
Stallman, Andrew (12)                                                48,500              15,000               33,500(2)
Suleiman, Anver                                                      10,978               6,700                4,278(2)
Suleiman, John                                                        5,892               3,600                2,292(2)
Trimble, Kelly                                                          371                 371                    0
Turnbow Investment Co. L.C.                                           5,724               5,724                    0
Turnbow, Lynn                                                       134,571             134,571                    0
Underwood, Gerald B.                                                  5,000               5,000                    0
Underwood, Kevin                                                      2,000               2,000                    0
Vanderhoof, Clark D.                                                 10,000              10,000                    0
Vanderhoof, Michael D.                                              129,454             129,454                    0
VanZandt, Gloria                                                     12,891              12,891                    0
Wilen, Sylvia                                                        10,700              10,700                    0
Williams, David R.                                                   10,000              10,000                    0
Williams, Kelly                                                       1,000               1,000                    0
Wilson, D. Ross                                                      10,000              10,000                    0
WWW Internet Fund                                                   164,454             164,454                    0
                                                                ------------          ----------            --------
                                                                   5,894,427(13)       5,164,672 (14)        729,755
                                                                ============          ==========            ========

--------------------
(1) Assumes that each Selling Stockholder sells all of the Shares to which this Prospectus relates.
(2)  Represents less than 1% of our shares after this offering.
(3)  Mr. Baird is Chairman of the Board and Chief Executive Officer of the
     Company.
(4)  Represents 1.1% of our shares after this offering.
(5)  Mr. Corbin is a former officer of the Company.
(6)  Mr. Perl is Chief Operating Officer of the Company.
(7)  Mr. Fuller is a Director of the Company.
(8)  Mr. Korn is a Director of the Company.
(9) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of each of these stockholders.
(10) Mr. Pabrai is a former officer and Director of the Company.
(11) Mr. Richardson is a former Director of the Company.
(12) Mr. Stallman is a former Director of the Company.
(13) Includes 379,331 shares subject to currently exercisable options and 1,525,314 shares subject to currently exercisable warrants of the Company.
(14) Includes 1,525,314 shares subject to currently exercisable warrants.

                             PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholder" includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. The Selling Stockholders will pay any brokerage commissions or similar selling expenses attributable to the sale of the Shares. The Selling Stockholders may effect sales of Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may involve brokers or dealers.

     The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act because they may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                    EXPERTS

     The consolidated financial statements of the Company as of July 31, 1999 and 1998, and for the years then ended, appearing in our Annual Report on Form 10-K for the year ended July 31, 1999, have been audited by Grant Thornton LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our consolidated balance sheet as of July 31, 1997 (not presented separately therein), and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended July 31, 1997, included in our Annual Report on Form 10-K for the year ended July 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and NASDAQ filing fees.

Securities and Exchange Commission registration fee..................  $     950

Accounting fees and expenses.........................................  $   2,000

Blue sky fees and expenses (including counsel fees)..................  $   2,000

Other legal fees and legal expenses..................................  $  10,000

Miscellaneous expenses...............................................  $   1,000
                                                                       ---------
     Total...........................................................  $  15,950

Item 15.  Indemnification of Directors and Officers.

     The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     The Company's Restated Articles of Incorporation provide that the Company shall indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

     The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada Law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

     The Company maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Index of Exhibits

  Exhibit                              Description of Exhibits
    No.
-----------    -----------------------------------------------------------------
      2        Agreement and Plan of Reorganization dated March 26, 1996 between the Company, Pro-Soft Development Corp. and the shareholders of Pro-Soft Development Corp. Filed as Exhibit 2 to the Company's
               Registration Statement on Form S-1 (No. 333-11247) ("Registration
               Statement No. 333-11247") and incorporated herein by reference.*

     3.1 Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement 333-35249 ("Registration Statement No. 333-35249") and incorporated herein by reference.*

     3.2 Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to Registration Statement No. 333-11247 and incorporated herein by reference.*

      4 Specimen Stock Certificate. Filed as Exhibit 4 to Registration Statement No. 333-11247 and incorporated herein by reference.*

     5.1       Opinion of Hewitt & McGuire, LLP

    10.1       Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as
               Exhibit 10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.2       ProsoftTraining.com Amended 1996 Stock Option Plan. Filed as
               Exhibit 10.2 to Registration Statement No. 333-35249 and incorporated herein by reference.*

  Exhibit                              Description of Exhibits
    No.
-----------    -----------------------------------------------------------------
    10.3       Stock and Warrant Purchase Agreement dated April 15, 1996 by and among the Company, Donald L. Danks, Keith D. Freadhoff, Douglas
               Hartman and various investors. Filed as Exhibit 10.3 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.4 Form of Registration and Lock-Up Agreement dated September __, 1996 between the Company and certain of the Selling Stockholders. Filed as Exhibit 10.5 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.5 Form of Indemnification Agreement between the Company and its Directors and Officers. Filed as Exhibit 10.13 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.6 Office Building Lease dated as of December 16, 1996 between COSCAN California Limited Partnership and the Company. Filed as
               Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended January 31, 1997 and incorporated herein by reference.*

    10.7 Form of Subscription Agreement, entered into in February through April 1997, between the Company and various investors. Filed as
               Exhibit 10.16 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.8 Registration Rights Agreement dated as of March 13, 1997 among the Company and various investors. Filed as Exhibit 10.17 to Registration Statement No. 333-11247 and incorporated herein by reference.*

    10.9 Form of Subscription Agreement, entered into in November 1997 between the Company and various investors. Filed as Exhibit 10.21 to Registration Statement 333-35249 and incorporated herein by reference.*

    10.10 Registration Rights Agreement dated as of November 12, 1997 among the Company and various investors. Filed as Exhibit 10.22 to Registration Statement 333-35249 and incorporated herein by reference.*

    10.11 Stock Purchase Agreement dated as of January 1, 1998 by and between the Company and Uday O. Pabrai with respect to all outstanding capital stock of Net Guru Technologies, Inc. Filed as
               Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.*

    10.12 Employment Agreement dated January 1, 1998 between the Company and Uday O. Pabrai. Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.*

    10.13 Promissory Note dated June 18, 1998, made by Uday Pabrai in favor of the Company. Filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ending July 31, 1998 ("1998 Form 10-K") and incorporated herein by reference.*

  Exhibit                              Description of Exhibits
    No.
-----------    -----------------------------------------------------------------
    10.14      Consulting Agreement dated April 30, 1998, between Investment
               Transaction, LLC and the Company. Filed as Exhibit 10.17 to the
               Company's 1998 Form 10-K and incorporated herein by reference.*

    10.15 Form of Stock Purchase Agreement dated as of November 18, 1998 by and among the Company and various investors. Filed as Exhibit
               10.18 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.16 Note and Warrant Purchase Agreement dated as of December 2, 1998 by and among the Company and various investors. Filed as Exhibit
               10.19 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.17 Registration Rights Agreement dated as of December 2, 1998 among the Company and various investors. Filed as Exhibit 10.20 to Registration Statement No. 333-35249 and incorporated herein by reference.*

    10.18 Accounts Receivable Purchase Agreement dated as of November 6, 1998 by and between the Company and Silicon Valley Financial Services (a division of Silicon Valley Bank). Filed as Exhibit
               10.4 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999 and incorporated herein by reference.*

    10.19 Consultant Agreement dated July 1, 1999 by and between the Company and Investment Transaction, LLC. Filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.20 Employment Agreement dated January 1, 1999 between Prosoft I-Net Solutions, Inc. and David I. Perl. Filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.21 Employment Agreement dated January 1, 1999 between Prosoft I-Net Solutions, Inc. and Uday O. Pabrai. Filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.22 Employment Agreement dated January 1, 1999 between Prosoft I-Net Solutions, Inc. and Jerrell M. Baird. Filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999 and incorporated herein by reference.*

    10.23 Securities Purchase Agreement dated as of November 22, 1999 among ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

  Exhibit                              Description of Exhibits
    No.
-----------    -----------------------------------------------------------------
    10.24      Registration Rights Agreement dated as of November 22, 1999 among
               ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

    10.25 Warrant Agreement dated as of November 22, 1999 among ProsoftTraining.com and Hunt Capital Growth Fund, II L.P. Filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 and incorporated herein by reference.*

     21 Subsidiaries of the Company. Filed as Exhibit 21 to the Company's 1998 Form 10-K for the year ending July 31, 1998 and incorporated herein by reference.*

    23.1       Consent of Grant Thornton LLP, Independent Auditors.*

    23.2       Consent of Ernst & Young LLP, Independent Auditors.*

    23.3 Consent of Hewitt & McGuire, LLP (included in the opinion to be filed as Exhibit 5.1).

     24        Power of Attorney.*

------------------
*    Previously filed.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 25th day of February, 2000.

                                                  PROSOFTTRAINING.COM


                                                  By: /s/ Jerrell M. Baird
                                                      --------------------------
                                                      Jerrell M. Baird,
                                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

      Signature                                    Capacity                                    Date
      ---------                                    --------                                    ----
/s/ Jerrell M. Baird                     Chief Executive Officer and                     February 25, 2000
---------------------------
Jerrell M. Baird                         Chairman of the Board (Principal
                                         Executive Officer)

/s/ William J. Weronick                  Vice President, Finance                         February 25, 2000
---------------------------
William J. Weronick                      (Principal Financial and Accounting
                                         Officer)

/s/ J. William Fuller*                   Director                                        February 25, 2000
---------------------------
J. William Fuller

/s/ Richard J.  Groeneweg*               Director                                        February 25, 2000
---------------------------
Richard J.  Groeneweg

/s/ J.R. Holland*             Director              February 25, 2000
---------------------------
    J.R. Holland

/s/ Jeffrey G. Korn*          Director              February 25, 2000
---------------------------
    Jeffrey G. Korn

/s/ Charles McCusker*         Director              February 25, 2000
---------------------------
    Charles McCusker

/s/ Dr. Edward Walsh*         Director              February 25, 2000
---------------------------
    Dr. Edward Walsh

*By: /s/ william J. Weronick
     -----------------------
     William J. Weronick
     Attorney-in-Fact